UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2025
_____________________________________
Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)
_____________________________________

Delaware	001-37570	27-1069557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
 2555 Augustine Dr.
Santa Clara, California 95054
(Address of principal executive offices, including zip code)

(800) 379-7873
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	PSTG	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On June 24, 2025, Pure Storage, Inc. (“Pure”) announced the appointment of Tarek Robbiati, age 60, to become Pure’s Chief Financial Officer.

Mr. Robbiati served as Chief Executive Officer of RingCentral, Inc. from August 2023 to December 2023, and as a member of its board of directors from December 2022 to December 2023. Mr. Robbiati served as Executive Vice President, Chief Financial Officer and Head of Strategy of Hewlett Packard Enterprise Co. ("HPE") from September 2018 to August 2023. Before joining HPE, Mr. Robbiati served as Chief Financial Officer of Sprint Corporation from August 2015 to February 2018. Prior to that, Mr. Robbiati served as Chief Executive Officer and Managing Director of FlexiGroup Limited in Australia from January 2013 to August 2015. He previously served as Group Managing Director and President of Telstra International Group in Hong Kong and Executive Chairman of Hong Kong CSL Limited from December 2009 to December 2012, and as Chief Executive Officer of Hong Kong CSL Limited from July 2007 to May 2010. He holds a Baccaleaureat C, from Lycée Chateaubriand Rome, a Master of Science Nuclear Physics and Electronics from École Nationale Superieure d’Ingenieurs de Caen, a Master of Science Business Administration from IAE Caen and a Master of Business Administration from the London Business School.

In connection with his appointment, Pure entered into an agreement with Mr. Robbiati describing the terms of his employment (the “Employment Agreement”). Under the Employment Agreement, Mr. Robbiati will receive an initial annual base salary of $650,000. In addition, Mr. Robbiati will be eligible for an annual performance-based cash bonus, with a target amount equal to 100% of his base salary, based on performance measures set and being satisfied, as determined by the Compensation and Talent Committee of Pure’s Board of Directors.

Pursuant to the Employment Agreement and our 2015 Equity Incentive Plan, Pure has granted Mr. Robbiati:

•a restricted stock unit award to acquire 223,921 shares of Pure’s common stock, which will vest as to 25% of the shares on September 20, 2026, with the remaining shares to vest in equal quarterly installments over the subsequent 12 quarters.
•a restricted stock unit award to acquire 74,640 shares of Pure’s common stock, at target, to be earned based on corporate performance against a defined metric dependent on growth in annual revenue and TCV sales of Pure’s storage-as-a-service offering, measured for the fiscal year 2026 performance period, with one-third of the earned shares vesting on March 20, 2026 and the remaining shares to vest in equal quarterly installments over the subsequent eight quarters.
•a restricted stock unit award to acquire 233,410 shares of Pure’s common stock, at target, to be earned based on Pure’s market capitalization meeting or exceeding $40 billion, over an approximately five-year period, with any earned shares to vest on March 20, 2030, and subject to a one-year post vest hold.

Mr. Robbiati will be eligible to participate in Pure’s Change in Control and Severance Benefit Plan (the “Severance Plan”), which was filed as Exhibit 10.12 to Pure’s Quarterly Report on Form 10-Q (File No. 001-37570) filed with the Securities and Exchange Commission (“SEC”) on December 9, 2020. The foregoing description is qualified in its entirety by reference to the Severance Plan and the Employment Agreement, which will be filed as an exhibit to Pure’s Quarterly Report on Form 10-Q for the period ending August 3, 2025.

Except for his Employment Agreement, there is no arrangement or understanding between Mr. Robbiati and any other person pursuant to which Mr. Robbiati was selected as an officer. Mr. Robbiati is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Robbiati does not have any family relationship with any of Pure’s directors or executive officers or any persons nominated or chosen by Pure to be a director or executive officer. In connection with his appointment, Mr. Robbiati will execute Pure’s standard form of indemnity agreement for officers, which was previously filed with the SEC as an Exhibit to Pure’s Annual Report on Form 10-K.

(b)
In the Form 8-K filed with the SEC on May 28, 2025, Pure disclosed that Kevan Krysler would be leaving the company. As of the date hereof, Mr. Krysler is no longer Pure’s Chief Financial Officer, though he remains an employee of Pure and will provide ongoing services to help ensure a smooth transition of his duties and responsibilities.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pure Storage, Inc.
(Registrant)

By:	/s/ Nicole Armstrong
Nicole Armstrong
Chief Administrative and Legal Officer

June 24, 2025